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                             BARRY L. FRIEDMAN, P.C.
                           CERTIFIED PUBLIC ACCOUNTANT

1582 TULITA DRIVE                                         OFFICE (702) 361-8414
LAS VEGAS, NEVADA 89123                                   FAX NO. (702) 896-0278



January 18, 2000


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549



Ladies and Gentlemen:

We have read Part II, Item 3 of Amendment 4 to the Form 10-SB of Converge Global, Inc. and are in agreement with the statements therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraphs of the same section identified above.

Subsequent to the issuance of our Report of Independent Auditors dated July 9, 1998, with respect to the balance sheet of Converge Global, Inc. as of September 30, 1999, we have no further opinion on the financial statements issued by the new accountants.



/s/ Barry Friedman
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